Exhibit 99.1

BNCCORP, INC.

NEWS RELEASE

FOR FURTHER INFORMATION:

GREGORY K. CLEVELAND

TELEPHONE: (602) 852-3526

TRACY SCOTT

TELEPHONE: (701) 250-3040

WEBSITE: www.bnccorp.com

BNCCORP REPORTS NET INCOME OF $1.0 MILLION,

OR $0.29 PER SHARE, FOR 2006 FIRST QUARTER

BISMARCK, ND, April 25, 2006 – BNCCORP, Inc. (Nasdaq symbol: BNCC; the “Company”), which operates community banking, insurance and wealth management businesses in Arizona, Minnesota, North Dakota, Utah and Colorado, today reported net income of $1.0 million, or $0.29 per share on a diluted basis, for the first quarter ended March 31, 2006. This compared with net income for the first quarter ended March 31, 2005, of $1.8 million, or $0.60 per diluted share.

The trend in the Company’s 2006 first quarter results primarily reflected an increase in net interest income driven by BNCCORP’s core banking business, offset by lower noninterest income due to items that do not recur on a regular basis in both the recent and year-ago periods.

“We saw solid performance in the core components of our business, reflecting our efforts to expand our loan generation capability and deposit base. Asset quality is as good as it gets, net interest income is improving and noninterest expenses are flat,” noted Gregory K. Cleveland, President and Chief Executive Officer. He added, “While noninterest income declined this quarter compared to 2005, most of the decrease relates to items that do not necessarily occur on a regular basis. The fees from services we provide every day are up.”

Net Interest Income and Net Interest Margin are Higher

Net interest income was $4.7 million for the first quarter of 2006, an increase of 13.0% from the $4.2 million reported for the first quarter of 2005. This reflected an increase in the net interest margin to 2.97%, for the quarter ended March 31, 2006, from 2.78% for the same period in 2005. The improvement in net interest margin was largely due to growth in loan balances and higher rates earned on loans, coupled with a decline in the balance of higher cost borrowings. The yield on interest earning assets for the period ended March 31, 2006 was 6.55% compared to 5.60% for the period in the prior year, an increase of 95 basis points. The cost of interest bearing liabilities was 3.85% compared to 3.00%, an increase of 85 basis points.

Noninterest Income Declines on Non-recurring Items; Noninterest Expenses are Flat

Noninterest income was $6.2 million for the 2006 first quarter, a decrease of $1.5 million, or 20.0%, from $7.7 million in the first quarter of 2005. This decrease partially reflects losses on the sales of securities of $599,000 in the recent quarter. The securities were sold to reduce higher cost borrowings and reinvest in higher earning assets. Loan fees, a significant component of noninterest income, were $616,000 in the first quarter of 2006, a decrease of approximately $679,000, or 52.4%, from $1.3 million in the first quarter of 2005. The decrease is attributable to fees of approximately $800,000 generated by a large commercial real estate transaction consummated in the first quarter of 2005 which did not recur in the first quarter of 2006. The commercial real estate component of the Company’s business remains healthy. Insurance revenues were $5.4 million in the first quarter of 2006. This is a decrease of approximately $406,000, or 7.0%, from $5.8 million in the first quarter of 2005, primarily as a result of a soft rate environment for insurance agencies. Service charges, brokerage income, trust fees and other fees were $787,000 in the first quarter of 2006. This is an increase of $78,000, or 11.0% from the first quarter of 2005.

Noninterest expense held steady at $9.2 million for the first quarters of both 2006 and 2005.

Trends in Assets and Deposits and Borrowings

Total assets were $725.8 million, $740.0 million and $679.1 million at March 31, 2006, December 31, 2005, and March 31, 2005, respectively. Loans, excluding participating interests in mortgage loans, were $337.9 million, $310.4 million and $292.9 million at March 31, 2006, December 31, 2005, and March 31, 2005, respectively. The interest yield on loans for the first quarter of 2006 was 7.94% compared to 6.43% in the same period of 2005. Investment securities available for sale were $211.4 million at March 31, 2006; $227.2 million at December 31, 2005; and $232.3 million at March 31, 2005. Proceeds from the maturities of investments have been reinvested in loans and used to reduce higher cost borrowings.

Total deposits at March 31, 2006 were $540.9 million, compared to $548.8 million at December 31, 2005 and $467.6 million at March 31, 2005. The growth in deposits from March 31, 2005 is primarily due to increases in core deposits. The new branches in Arizona and Minnesota account for most of the increases in deposits.

Borrowed funds were $123.5 million, $130.1 million and $155.8 million at March 31, 2006, December 31, 2005, and March 31, 2005, respectively. Increases in deposits have permitted BNCC to reduce the need for other borrowed funds.

Reflecting the Company’s focus on building its wealth management business, trust assets under administration rose to $257.8 million at March 31, 2006, compared to $240.5 million at December 31, 2005, and $74.3 million at March 31, 2005.

Shareholders’ Equity

Total common stockholders’ equity for BNCCORP was $51.2 million at March 31, 2006. This equates to a book value per common share of $14.84 (tangible book value per common share of $6.53).

At March 31, 2006, the tier 1 leverage ratio was 6.23%, compared with 5.90% at December 31, 2005, and 4.71% at March 31, 2005. The tier 1 risk-based capital ratio was 8.97% at March 31, 2006; 8.48% at December 31, 2005; and 7.12% at March 31, 2005. The total risk-based capital ratio was 10.57% at March 31, 2006; 10.12% at December 31, 2005; and 9.60% at March 31, 2005.

Asset Quality

Asset quality remains excellent. Total nonperforming loans aggregated $132,000 at March 31, 2006; $143,000 at December 31, 2005, and $91,000 at March 31, 2005. The ratio of nonperforming assets to total assets was 0.02% at March 31, 2006; 0.02% at December 31, 2005; and 0.01% at March 31, 2005. The provision for credit losses was $210,000 for the quarter ended March 31, 2006, down slightly from $250,000 for the quarter ended March 31, 2005. The allowance for credit losses as a percentage of total loans held for investment at March 31, 2006 was 0.91%, compared with 0.77% at December 31, 2005, and 1.13% at March 31, 2005. The allowance for credit losses as a percentage of total loans, excluding the participating interests in mortgage loans, at March 31, 2006 was 1.00%, compared with 1.03% at December 31, 2005, and 1.23% at March 31, 2005.

Outlook

Commenting on the outlook for the remainder of 2006, Mr. Cleveland noted, “Because of the timing of some elements of insurance income, our profitability has historically been heavily weighted toward the first quarter. However, because of the progress in our core operations, we are cautiously optimistic that the subsequent quarters of this year will demonstrate improved performance. We are confident that our mix of banking, insurance and wealth management businesses, our position in attractive markets, and our commitment to superior service will contribute to our growth in the years ahead.”

BNCCORP, Inc. is headquartered in Bismarck, N.D., and a registered bank holding company dedicated to providing banking, insurance and wealth management services to businesses and consumers in its local communities. The Company operates 27 locations in Arizona, Minnesota, North Dakota, Utah and Colorado through BNC National Bank and its subsidiaries.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

(Financial tables attached)

# # #

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

		For the Quarter Ended March 31,
(In thousands, except per share data)	2006	2005
	(unaudited)	(unaudited)
SELECTED INCOME STATEMENT DATA
Interest income	$ 10,361	$ 8,357
Interest expense	5,665	4,200
Net interest income	4,696	4,157
Provision for credit losses	210	250
Noninterest income	6,170	7,713
Noninterest expense	9,211	9,211
Income before income taxes	1,445	2,409
Income tax provision	428	620
Net income	$ 1,017	$ 1,789

Dividends on preferred stock	$ --	$ 23
Net income available to common stockholders	$ 1,017	$ 1,766

EARNINGS PER SHARE DATA
Basic earnings per common share	$ 0.30	$ 0.61
Diluted earnings per common share	$ 0.29	$ 0.60

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands, except share, per share and full time equivalent data)	March 31, 2006	December 31, 2005	March 31, 2005
	(unaudited)		(unaudited)
SELECTED BALANCE SHEET DATA
Total assets	$ 725,765	$ 740,016	$ 679,084
Loans held for investment, excluding participating interests in mortgage loans	337,879	310,368	292,898
Total loans held for investment	371,299	411,704	316,403
Allowance for credit losses	(3,380)	(3,188)	(3,590)
Investment securities available for sale	211,434	227,185	232,314
Goodwill	21,999	21,839	21,779
Other intangible assets, net	6,672	6,900	7,747
Total deposits	540,886	548,790	467,604
Other borrowings	123,528	130,113	155,810

Unrealized losses in investment portfolio, pretax	$ (4,202)	$ (2,381)	$ (2,960)
Trust assets under administration	$ 257,755	$ 240,547	$ 74,321
Total common stockholders’ equity	$ 51,216	$ 51,612	$ 42,521
Book value per common share	$ 14.84	$ 14.97	$ 14.73
Tangible book value per common share	$ 6.53	$ 6.63	$ 4.50
Effect of net unrealized losses on securities available for sale, net of tax, on book value per common share	$ (0.76)	$ (0.43)	$ (0.64)
Full time equivalent employees	302	303	319
Common shares outstanding	3,450,227	3,447,945	2,885,781

CAPITAL RATIOS
Tier 1 leverage	6.23%	5.90%	4.71%
Tier 1 risk-based capital	8.97%	8.48%	7.12%
Total risk-based capital	10.57%	10.12%	9.60%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended March 31,
(In thousands)	2006	2005
	(unaudited)	(unaudited)
AVERAGE BALANCES
Total assets	$ 727,202	$ 686,696
Loans held for investment, excluding participating interests in mortgage loans	325,427	294,110
Total loans held for investment	374,966	323,209
Earning assets	641,580	605,733
Deposits	537,977	465,926
Common stockholders’ equity	52,098	43,620

KEY RATIOS
Return on average common stockholders’ equity	7.92%	16.42%
Return on average assets	0.57%	1.06%
Net interest margin	2.97%	2.78%
Efficiency ratio	84.77%	77.60%
Noninterest income as a percent of gross revenues	56.78%	64.98%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands)	March 31, 2006	December 31, 2005	March 31, 2005
	(unaudited)		(unaudited)
ASSET QUALITY
Loans 90 days or more delinquent and still accruing interest	$ --	$ --	$ 20
Nonaccrual loans	132	143	71
Total nonperforming loans	132	143	91
Total nonperforming assets	$ 132	$ 143	$ 91
Allowance for credit losses	$ 3,380	$ 3,188	$ 3,590
Ratio of total nonperforming loans to total loans held for investment	0.04%	0.03%	0.03%
Ratio of total nonperforming assets to total assets	0.02%	0.02%	0.01%
Ratio of allowance for credit losses to loans held for investment, excluding participating interests in mortgage loans	1.00%	1.03%	1.23%
Ratio of allowance for credit losses to total loans held for investment	0.91%	0.77%	1.13%
Ratio of allowance for credit losses to total nonperforming loans	2,561%	2,229%	3,936%

	For the Quarter Ended
	March 31,
	2006	2005
Changes in Allowance for Credit Losses:
Balance, beginning of period	$ 3,188	$ 3,335
Provision charged to operations expense	210	250
Loans charged off	(31)	(113)
Loan recoveries	13	118
Balance, end of period	$ 3,380	$ 3,590

Ratio of net charge-offs to average loans held for investment	(0.005)%	0.002%
Ratio of net charge-offs to average loans held for investment, annualized	(0.019)%	0.006%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended March 31,
(In thousands, except share data)	2006	2005
	(unaudited)	(unaudited)
ANALYSIS OF NONINTEREST INCOME
Insurance income	$ 5,362	$ 5,768
Fees on loans	616	1,295
Trust and financial services	210	159
Service charges	182	184
Brokerage income	123	84
Rental income	4	7
Net loss on sales of securities	(599)	(66)
Other	272	282
Total noninterest income	$ 6,170	$ 7,713

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 5,748	$ 5,619
Occupancy	757	755
Professional services	436	446
Depreciation and amortization	424	408
Office supplies, telephone and postage	366	361
Marketing and promotion	278	281
Amortization of intangible assets	228	328
FDIC and other assessments	49	55
Other	925	958
Total noninterest expense	$ 9,211	$ 9,211

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	3,449,067	2,885,414
Incremental shares from assumed conversion of options and contingent shares	36,873	63,771
Adjusted weighted average shares (b)	3,485,940	2,949,185
(a)	Denominator for Basic Earnings Per Common Share

(b) Denominator for Diluted Earnings Per Common Share